Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:  Eric Lindblom - 336-436-6739
                 Investor@labcorp.com
                 Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2008 FIRST QUARTER RESULTS

Strong Operating Results Drive EPS Growth of 16.3%

Burlington, NC, April 24, 2008 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2008.

First Quarter Results
Net earnings increased to $130.3 million, compared to first quarter 2007 net earnings of $122.5 million. Earnings per diluted share (EPS) increased 16.3% to $1.14, compared to $0.98 in the first quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $285.5 million for the quarter, or 25.9% of net sales.

Revenues for the quarter were $1,103.2 million, an increase of 10.5% compared to the same period in 2007. Compared to the first quarter of 2007, testing volume, measured by accessions, increased 8.6%, and price increased 1.9%. Excluding the consolidation of the Company's Ontario Canada joint venture, revenue increased 4.1% with volume increasing 1.6% and price increasing 2.5%.

Operating cash flow for the quarter was $176.5 million, net of $13.0 million in transition payments to UnitedHealthcare. The balance of cash and short-term investments at the end of the quarter was $50.1 million, and there was $20 million outstanding under the Company’s revolving credit facility. During the quarter, the Company repurchased $55.7 million of stock, representing 0.7 million shares. As of March 31, 2008, approximately $370.1 million of repurchase authorization remained under the Company’s approved repurchase plan.

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“We are pleased with our first quarter results.” said David P. King, Chief Executive Officer. “Through a combination of volume and price growth, along with disciplined expense control, we continued our consistent trend of growing both EBITDA and EPS.”

Outlook for 2008
The Company's guidance for 2008, excluding any share repurchase activity after March 31, 2008 remains:

o Revenue growth	13.0% to 14.3%

o EBITDA margins of approximately	25.6% to 26.0%

o Diluted earnings per share of between	$4.74 and $4.90

o Operating cash flow of approximately (excluding any transition payments to UnitedHealthcare)	$775 million to $800 million

o Capital expenditures of approximately	$120 million to $140 million

o Net interest of approximately	$66 million

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2008. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 866-202-4683 (617-213-8846 for international callers). The access code is 84726001. A telephone replay of the call will be available through May 01, 2008 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 81957161. A live online broadcast of LabCorp’s quarterly conference call on April 24, 2008 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 23, 2008.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.1 billion in 2007, over 26,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division.

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LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent SEC filings.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,

	2008	2007

Net sales	$1,103.2	$998.7
Cost of sales	632.7	577.0
Selling, general and administrative	215.6	205.0
Amortization of intangibles and other assets	13.8	13.3

Operating income	241.1	203.4

Other income (expense)	(0.6)	(0.4)
Investment income	0.5	2.1
Interest expense	(19.9)	(12.6)
Income from joint venture partnerships	4.4	16.4
Minority interest	(3.6)	-

Earnings before income taxes	221.9	208.9
Provision for income taxes	91.6	86.4

Net earnings	$130.3	$122.5

Diluted earnings per common share:
Diluted earnings per share	$1.14	$0.98

Weighted average shares outstanding	114.4	125.3

EBITDA	$285.5	$260.5

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2008	2007

Cash and short term investments	$50.1	$166.3
Accounts receivable, net	717.1	623.2
Property, plant and equipment	474.4	439.2
Intangible assets and goodwill, net	3,061.8	2,252.9
Investments in joint venture partnerships	75.2	683.0
Other assets	202.3	203.6

	$4,580.9	$4,368.2

Zero-coupon subordinated notes	567.1	564.4
5 1/2% senior notes due 2013	352.0	352.1
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	513.8	500.0
Other liabilities	1,195.1	976.4
Shareholders' equity	1,702.9	1,725.3

	$4,580.9	$4,368.2

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	March 31,	March 31,
	2008	2007

Net cash provided by operating activities	$176.5	$185.8
Net cash (used for) provided by investing activities	(177.7)	12.8
Net cash used for financing activities	(5.6)	(243.7)
Effect of exchange rates on cash	0.5	0.1

Net decrease in cash	(6.3)	(45.0)
Cash at beginning of period	56.4	51.5

Cash at end of period	$50.1	$6.5

Free Cash Flow:
Net cash provided by operating activities	$176.5	$185.8
Less: Capital Expenditures	(37.9)	(40.8)

Free cash flow	$138.6	$145.0

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Notes to Financial Tables

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EBITDA represents earnings before interest, income taxes, depreciation and amortization, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three-month period ended March 31, 2008 and 2007:

	Three Months Ended March 31,

	2008	2007

Earnings before income taxes	$221.9	$208.9
Add(subtract):
Interest expense	19.9	12.6
Investment income	(0.5)	(2.1)
Other(income)expense, net	0.6	0.4
Depreciation	29.2	26.3
Amortization	13.8	13.3
Joint venture partnerships' depreciation and amortization	0.6	1.1

EBITDA	$285.5	$260.5

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